                                                                     EXHIBIT 2.1


                                MERGER AGREEMENT

                                     among

                         NASHVILLE COUNTRY CLUB, INC.,

                        AVALON ACQUISITION CORP., INC.,

                               ROBERT E. GEDDES,
                                GREG M. JANESE,
                              THOMAS MISERENDINO,
                                BRIAN F. MURPHY,
                                 MARC W. OSWALD

                                      and

                        AVALON ENTERTAINMENT GROUP, INC.





                                 April 21, 1997

                               TABLE OF CONTENTS

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ARTICLE 1 -      The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.3     Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.4     Charter and Bylaws; Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.5     Consideration for Merger; Conversion of Securities; Issuance of NCCI Shares  . . . . . . . . . . . .   2
         1.6     Adjustment of Merger Consideration; Post-Closing Escrow  . . . . . . . . . . . . . . . . . . . . . .   3
         1.7     Closing of Avalon's Transfer Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.8     Mechanics of Exchange of Avalon Common Stock Certificates  . . . . . . . . . . . . . . . . . . . . .   5
         1.9     Lost, Stolen or Destroyed Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         1.10    Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         1.11    Further Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE 2 -      Representations and Warranties of NCCI and Merger Sub. . . . . . . . . . . . . . . . . . . . . . . .   7
         2.1     Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.2     Authority Relative to this Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.3     NCCI Stock and NCCI SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.4     Liabilities of Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.5     Certain Corporate Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.6     Investments in or Acquisitions of NCCI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.7     Broker's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.8     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE 3 -      Representations and Warranties of Avalon . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.1     Organization, Qualification and Corporate Power  . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.3     Authorization of Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.4     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.5     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.6     Events Subsequent to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.7     Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.8     Tax Returns and Audits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.9     Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.10    Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.11    Tangible Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.12    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.13    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.14    Suppliers and Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.15    Notes; Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.16    Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.17    Condition of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.18    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.19    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18





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                               TABLE OF CONTENTS
                                  (Continued)

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         3.20    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.21    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.22    Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.23    Legal Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.24    Certain Business Relationships . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.25    Broker's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.26    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.27    Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE 4 -      Representations and Warranties of the Shareholders . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.1     Representations Regarding Shares of Avalon . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.2     Investment Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.3     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.4     Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 5 -      Conduct of Business Pending The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.1     Conduct of Business by Avalon Pending the Merger . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.2     No Other Bids for Avalon . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.3     Lines of Business and Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.4     Accounting Methods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.5     Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.6     Conduct of Business by Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE 6 -      Additional Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.1     Action of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.2     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.3     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.4     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.5     Shareholder Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.6     Taking of Necessary Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.7     Notice of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.8     Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.9     Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 7 -      Conditions to Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.1     Conditions to Obligations of Each Party to Effect the Merger . . . . . . . . . . . . . . . . . . . .  28
         7.2     Additional Conditions to NCCI's and Merger Sub's Obligations . . . . . . . . . . . . . . . . . . . .  28
         7.3     Additional Conditions to the Obligations of Avalon and the Shareholders  . . . . . . . . . . . . . .  31

ARTICLE 8 -      Termination, Amendment and Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32





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                               TABLE OF CONTENTS
                                  (Continued)

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         8.2     Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.3     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.4     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE 9 -      Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.1     By NCCI, Merger Sub, Avalon and the Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.2     Claims for Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.3     Defense by Indemnifying Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.4     Payment of Indemnification Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE 10 -     General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.1    Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.2    Effect of Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.3    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.4    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.5    Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.6    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.7    Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.8    Material Adverse Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         10.9    Limitation of Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

SCHEDULE 1 Disclosure Schedule
SCHEDULE 1.5 Allocation of Consideration

ANNEX I          List of NCCI SEC Documents
ANNEX II         Shareholders of Avalon

EXHIBIT A        Form of Plan of Merger
EXHIBIT B        Form of Registration Rights Agreement
EXHIBIT C        Form of Escrow Agreement
EXHIBIT D        Form of Spousal Consent
EXHIBIT E        Form of Employment Agreements
EXHIBIT F        Form of Consulting Agreements
EXHIBIT G        Form of Opinion of Counsel to NCCI
EXHIBIT H        Form of Promissory Notes

                                MERGER AGREEMENT

         This MERGER AGREEMENT, dated as of April 21, 1997 (this "Agreement"), is by and among Nashville Country Club, Inc., a Tennessee corporation ("NCCI"), Avalon Acquisition Corp., Inc., a Tennessee corporation and wholly owned subsidiary of NCCI (the "Merger Sub"), Robert E. Geddes ("Geddes"), Marc W. Oswald ("Oswald"), Thomas Miserendino ("Miserendino"), Greg M. Janese ("Janese") and Brian F. Murphy ("Murphy"), all individuals and shareholders of Avalon (as defined below) (individually, a "Shareholder" and collectively, the "Shareholders"), and Avalon Entertainment Group, Inc., a Tennessee corporation ("Avalon").

                                    RECITALS

         WHEREAS, Avalon is in the business of providing corporate entertainment, entertainment marketing, entertainment programming, artist management and concert promotion services; and

         WHEREAS, NCCI, Merger Sub and Avalon each desire for NCCI to acquire all the outstanding shares of Avalon's capital stock pursuant to the Merger described below in Article 1, as a result of which Avalon will become a wholly owned subsidiary of NCCI; and

         WHEREAS, the parties hereto intend for the Merger to qualify as a "reorganization" pursuant to the provisions of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement constitutes the plan of reorganization;

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.3), in accordance with this Agreement and the Tennessee Business Corporation Act (the "TBCA"), Avalon shall be merged with and into Merger Sub (the "Merger"), the separate existence of Avalon (except as may be continued by operation of law) shall cease and Merger Sub shall continue as the surviving corporation under the name "Avalon Entertainment Group, Inc." Merger Sub, in its capacity as the corporation surviving the Merger, sometimes is referred to herein following the Effective Time as the "Surviving Corporation" or "Avalon."

         1.2 Effect of the Merger. The Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, of each of Merger Sub and Avalon (collectively, the "Constituent Corporations"), and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares and all other choses in action, and every other interest of or belonging to or due to each of the Constituent Corporations shall be deemed to be transferred to and vested in the Surviving Corporation without reversion or impairment and without any further act or deed; and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon, and all liabilities and obligations of each of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and the Surviving Corporation shall be the primary obligor therefor, all with the effect set forth in Section 48-21-108 of the TBCA.

         1.3 Consummation of the Merger. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Article 7 of this Agreement, and in no event later than the earlier of (a) five business days after such satisfaction or waiver or (b) April 30, 1997, if all such conditions have been satisfied or waived, the parties hereto will cause Articles of Merger, in such form as may be required by, and executed, acknowledged and certified in accordance with, the relevant provisions of the TBCA to be filed with the Secretary of State of the State of Tennessee, which shall include, as an exhibit, a Plan of Merger substantially in the form attached hereto as Exhibit A (the "Plan of Merger"). The Merger shall be effective upon the filing of the Articles of Merger with the Secretary of State of the State of Tennessee (the "Effective Time"). For the purposes of this Agreement, the term "Closing Date" shall mean the date on which all of the terms and conditions to the closing (the "Closing") of the Merger have been satisfied or waived in accordance with the terms of this Agreement. At the Closing (a) Avalon and the Shareholders shall deliver to NCCI and Merger Sub the various certificates, instruments and documents referred to in Section 7.2; (b) NCCI and Merger Sub shall deliver to Avalon and the Shareholders the various certificates, instruments and documents referred to in Section 7.3; (c) NCCI shall deliver the Merger Consideration to the Escrow Agent (as defined below) and the Shareholders; and (d) NCCI shall file the Articles of Merger with the Secretary of State of the State of Tennessee.

         1.4 Charter and Bylaws; Directors and Officers. The charter (as amended as of the Effective Time to reflect the change of name) and bylaws of Merger Sub shall be the charter and bylaws of the Surviving Corporation immediately after the Effective Time and shall thereafter continue to be its charter and bylaws until further amended. The directors of Merger Sub holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time and shall serve until their successors are duly elected and shall qualify. The officers of Merger Sub holding office immediately prior to the Effective Time shall be the officers (holding the same offices as they held with Merger Sub) of the Surviving Corporation immediately after the Effective Time and shall serve until their successors are duly elected and shall qualify.

         1.5 Consideration for Merger; Conversion of Securities; Issuance of NCCI Shares. The total consideration payable to the Shareholders in respect of the Merger (the "Merger Consideration") shall be equal to Seven Million Two Hundred Thousand Dollars ($7,200,000), subject to adjustment as provided in
Section 1.6 below, and shall be paid or delivered to the Shareholders, or to the Escrow Agent for the benefit of the Shareholders, at the Closing as follows:

                 (a) NCCI shall issue and deliver to an escrow agent mutually acceptable to NCCI and the Shareholders (the "Escrow Agent"), to hold in escrow for the benefit of the Shareholders, certificates registered in the Shareholders' names representing the number of fully-paid and nonassessable shares of NCCI common stock, no par value per share ("NCCI Common Stock"), equal to the amount set forth opposite such Shareholder's name on Schedule 1.5 divided by the Average Price (as defined below) (the "Common Stock Portion"), subject to possible adjustment as provided in Section 1.6 below. The total value of the Common Stock Portion shall initially equal an aggregate total of Four Million Three Hundred Twenty Thousand Dollars ($4,320,000); and

                 (b) NCCI shall deliver to the Shareholders by wire transfer to one or more accounts designated in writing by the Shareholders to NCCI prior to the Closing cash in an amount equal to Four Hundred Thousand Dollars ($400,000) (the "Cash Portion"). The Cash Portion shall be allocated among the Shareholders as specified in
         Schedule 1.5.

                 (c) NCCI shall deliver to the Shareholders promissory notes (the "Notes") in the aggregate principal amount of Two Million Four Hundred Eighty Thousand Dollars ($2,480,000) (the "Note Portion"), each Note substantially in the form of Exhibit H attached hereto, allocated among the Shareholders as specified in Schedule 1.5.

                 (d) The term "Average Price" shall mean the average of the closing sale prices of NCCI Common Stock reported by The Nasdaq Stock Market for each of the thirty (30) trading days ending five (5) trading days preceding the Closing Date.

                 (e) Schedule 1.5 may be amended unilaterally by the Shareholders at any time prior to the Closing so as to change the allocation of the total Merger Consideration among the Shareholders. Such amended Schedule must be signed by all of the Shareholders to be effective.

                 (f) No fraction of a share of NCCI Common Stock will be issued to the Shareholders but in lieu thereof each Shareholder who would otherwise be entitled to receive fractional shares will be paid an amount in cash equal to the product of (A) the number of fractional shares to which such holder is otherwise entitled and (B) the Average Price. No interest shall be paid on such amount.

                 (g) Each share of Avalon Common Stock (as defined below) held in the treasury of Avalon shall automatically be cancelled and no shares of NCCI Common Stock will be issued with respect thereto.

         1.6     Adjustment of Merger Consideration; Post-Closing Escrow.

                 (a) On or before February 15, 1998, Avalon shall prepare and deliver to NCCI an income statement (the "Avalon Income Statement"), prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied, setting forth the net income before taxes of Avalon (the "Pre-Tax Net Income") for the fiscal year ended December 31, 1997 ("Fiscal 1997"). In determining the Pre-Tax Net Income of Avalon for Fiscal 1997, (i) all compensation and consulting fees paid and payable to the Shareholders by Avalon with respect to Fiscal 1997 and all incentive bonuses, partial participating bonuses and full participating bonuses paid or payable to Messrs. Oswald and Janese with respect to Fiscal 1997 shall constitute a reduction to Pre-Tax Net Income and (ii) all costs and expenses incurred by Avalon, Merger Sub and NCCI in connection with the Merger shall not constitute a reduction to Pre-Tax Net Income. For purposes of this subsection, the parties agree that from the Closing Date through December 31, 1997, Avalon will continue to be operated in substantially the same manner as it has been operated during the three year period ending on the Closing Date and any material change in the operation of Avalon during such period shall require the approval of the Board of Directors of Avalon. Within thirty (30) days of its receipt of the Avalon Income Statement, NCCI shall notify Avalon of its objections, if any, to the Avalon Income Statement and to Avalon's calculation of Pre-Tax Net Income for Fiscal 1997. NCCI's failure to object to Avalon's calculation of Pre-Tax Net Income for Fiscal 1997 within such 30-day period shall constitute acceptance thereof. If Avalon and NCCI are unable to resolve the disputed items and agree upon the Pre-Tax Net Income of Avalon for Fiscal 1997 within fifteen
         (15) days of NCCI's notification to the Shareholders of its objections, such dispute shall be referred to Arthur Andersen LLP or other independent accountants (the "Independent Accountants") mutually acceptable to NCCI and the Shareholders. The Independent Accountants shall, within thirty (30) days following its selection, deliver to NCCI and the Shareholders a written report determining the Pre-Tax Net Income for Fiscal 1997 for Avalon, which determination will be conclusive and binding on NCCI and the Shareholders for the purpose of any adjustment to the Merger Consideration.

                 (b) If the Pre-Tax Net Income for Avalon for Fiscal 1997 as determined in accordance with Section 1.6(a) (the "Final Pre-Tax Net Income") is equal to or greater than One Million Two Hundred Thousand Dollars ($1,200,000), the Merger Consideration as set forth in Section 1.5 shall not be adjusted and shall be final and binding on the parties. If the Final Pre-Tax Net Income for Avalon is less than One Million Two Hundred Thousand Dollars ($1,200,000), the Merger Consideration shall be adjusted downward in an amount equal to the product of (A) the difference between the Final Pre-Tax Net Income and One Million Two Hundred Thousand Dollars ($1,200,000) and

         (B) 6. The Merger Consideration as adjusted as set forth above is referred to as the "Adjusted Merger Consideration." Any reduction in the Merger Consideration shall be allocated among the Shareholders pro rata based on the amounts set forth in the column headed "Total" on
         Schedule 1.5.

                 (c) Within three (3) days of the determination of the Final Pre-Tax Net Income for Avalon for Fiscal 1997 (the "Determination Date"), NCCI and the Shareholders shall instruct the Escrow Agent to deliver the escrowed certificates representing shares of NCCI Common Stock (i) to the Shareholders if the Final Pre-Tax Net Income equals or exceeds One Million Two Hundred Thousand Dollars ($1,200,000) or (ii) to NCCI if the Final Pre-Tax Net Income is less than One Million Two Hundred Thousand Dollars ($1,200,000), in which case NCCI shall cancel the original certificates and issue and deliver new certificates to the Shareholders representing the Common Stock Portion of the Adjusted Merger Consideration proportionately reduced (the "Merger Consideration Reduction") based on the pro rata reduction in the Merger Consideration for each Shareholder divided by the average of the closing sale prices of NCCI common stock reported by The Nasdaq Stock Market for each of the thirty (30) trading days ending five (5) trading days preceding the Determination Date; provided, however, that each Shareholder may elect, by providing notice to NCCI within three (3) days of the Determination Date, to pay his proportionate share of the Merger Consideration Reduction by any combination of NCCI Common Stock and cash. In such case, the electing Shareholder shall (i) receive from NCCI the number of shares of NCCI Common Stock registered in the Shareholder's name and escrowed with the Escrow Agent specified in such notice and deliver to the Company cash in an amount equal to the balance of such Shareholder's pro rata portion of the Merger Consideration Reduction.

         1.7 Closing of Avalon's Transfer Books. At the Effective Time, the stock transfer books of Avalon shall be closed with respect to shares of Avalon Common Stock issued and outstanding immediately prior to the Effective Time and no further transfer of such shares shall thereafter be made on such stock transfer books. If, after the Effective Time, valid certificates previously representing such shares are presented to the Surviving Corporation, such certificates shall be exchanged as provided in Section 1.8 of this Agreement.

         1.8     Mechanics of Exchange of Avalon Common Stock Certificates.

                 (a) After the Effective Time, each holder of an outstanding certificate that prior thereto represented shares of common stock, no par value per share (the "Avalon Common Stock"), of Avalon shall be entitled, upon surrender thereof to NCCI, to receive such Shareholder's pro rata portion of the Cash Portion and the Note Portion of the Merger Consideration and to have escrowed with the Escrow Agent in exchange therefor (i) a certificate or certificates representing the number of whole shares of NCCI Common Stock into which the shares of Avalon Common Stock so surrendered shall have been converted and exchanged as aforesaid, in such denominations and registered in such names as such holder may request and (ii) any cash to which such holder may be entitled pursuant to Section 1.5(e). Until so surrendered, each such outstanding certificate that, prior to the Effective Time, represented shares of Avalon Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of NCCI Common Stock into which such shares of Avalon Common Stock shall have been so converted and exchanged pursuant to Section 1.5 of this Agreement and the right to receive an amount in cash in lieu of the issuance of any fractional share of NCCI Common Stock in accordance with Section 1.5(e) of this Agreement.

                 (b) All cash and shares of NCCI Common Stock into which shares of Avalon Common Stock shall have been converted and exchanged pursuant to Section 1.5 of this Agreement, including any cash paid in lieu of any fractional shares of NCCI Common Stock in accordance with
         Section 1.5(e) of this Agreement, will be issued and delivered in full satisfaction of all rights pertaining to such exchanged shares and shall be fully-paid and nonassessable.

                 (c) If any certificate for shares of NCCI Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such conversion and exchange will have paid to NCCI any transfer or other taxes required by reason of the issuance of a certificate for shares of NCCI Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of NCCI that such tax has been paid or is not payable. Prior to the issuance of such certificate(s), the registered holder(s) thereof will be required to demonstrate to NCCI's satisfaction that such transfer will be made in compliance with all applicable securities laws and will not adversely impact any exemption from the registration/qualification requirements of applicable securities laws to be relied upon in connection with the transactions contemplated hereby.

         1.9 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Avalon Common Stock shall have been lost, stolen or destroyed, NCCI shall issue in exchange for such lost, stolen or destroyed certificate(s), upon the making of an affidavit of that fact by the holder thereof, such shares of NCCI Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.5 of this Agreement; provided, however, that NCCI may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate(s) to deliver a bond in such sum as NCCI may reasonably direct as indemnity against any claim that may be made against NCCI with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

         1.10 Registration Rights. Each Shareholder who will receive NCCI Common Stock shall execute a Registration Rights Agreement in the form attached hereto as Exhibit B and shall have the registration and other rights provided in such Registration Rights Agreement, which Registration Rights Agreement is hereby incorporated herein by this reference as if set forth in full in this Agreement. The parties hereto stipulate and agree that the execution and delivery of the Registration Rights Agreement is intended to provide the Shareholders with flexibility in liquidating their investment in NCCI Common Stock and does not evidence any present intention to dispose of such investment.

         1.11 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, immunities and franchises of either or both of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take, and shall take, all such action.


                                   ARTICLE 2

             REPRESENTATIONS AND WARRANTIES OF NCCI AND MERGER SUB

         NCCI and Merger Sub hereby represent and warrant to Avalon as follows:

         2.1 Organization and Qualification. NCCI has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Tennessee and has the requisite corporate power to carry on its business as now conducted. Merger Sub has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Tennessee and has the requisite corporate power to carry on its business as now conducted.

         2.2 Authority Relative to this Agreement. Each of NCCI and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement by NCCI and Merger Sub and the consummation by NCCI and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of NCCI and Merger Sub and by NCCI as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of NCCI or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by NCCI and Merger Sub and constitutes the valid and binding obligation of each such company, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. None of the execution and delivery of this Agreement by NCCI or Merger Sub, the performance by NCCI or Merger Sub of its obligations hereunder or the consummation of the transactions contemplated hereby by NCCI or Merger Sub will require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any properties, assets or business of NCCI or Merger Sub under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which NCCI or Merger Sub is a party or by which NCCI or Merger Sub or any of their respective assets or properties is bound or encumbered, except those that have already been given, obtained or filed. Other than in connection with filing Articles of Merger with the Secretary of State of the State of Tennessee, filings under the Securities Act of 1933, as amended (the "Securities Act"), if any, necessary to perfect an exemption from registration under the Securities Act and to effect the registrations contemplated by the Registration Rights Agreement, filings made with the National Association of Securities Dealers, Inc. to list the shares of NCCI Common Stock to be issued in connection with the Merger in the National Market System of The Nasdaq Stock Market and filings to be made with state securities regulatory agencies, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of NCCI or Merger Sub for the consummation by NCCI and Merger Sub of the transactions contemplated by this Agreement.

         2.3 NCCI Stock and NCCI SEC Documents. The NCCI Common Stock is listed for trading on the National Market System of The Nasdaq Stock Market. NCCI has furnished Avalon with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by NCCI with the Securities and Exchange Commission ("SEC") since January 1, 1996 (the "NCCI SEC Documents"), which are all the documents (other than preliminary materials) that NCCI was required to file with the SEC since such date and all of which documents are listed on Annex I attached hereto. As of its date, each NCCI SEC Document was in compliance, in all material respects, with the requirements of its form. The financial statements of NCCI included in the NCCI SEC Documents complied, at the time of filing with the SEC, as to form, in all material respects, with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles, applied on a consistent basis during the periods involved, and fairly presented, in all material respects (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments) the financial position of NCCI as at the dates thereof and the results of its operations and changes in financial position for the periods then ended.

         2.4 Liabilities of Merger Sub. Prior to the date hereof, Merger Sub has conducted no business operations and has incurred no liabilities.

         2.5 Certain Corporate Matters. Each of NCCI and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified. NCCI has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it engages or in which it proposes presently to engage and to own and use the properties owned and used by it. NCCI and Merger Sub have each delivered to Avalon true, accurate and complete copies of its charter documents and bylaws which reflect all amendments made thereto at any time prior to the date of this Agreement. The minute books containing the records of meetings of the shareholders and board of directors of NCCI and Merger Sub are accurate and complete in all material respects.

All material corporate actions taken by NCCI and Merger Sub since their respective dates of incorporation have been duly authorized and/or subsequently ratified, as necessary. Neither NCCI nor Merger Sub is in default under or in violation of any provision of its charter or bylaws.

         2.6 Investments in or Acquisitions of NCCI. Except as contemplated by this Agreement or as otherwise publicly disclosed by NCCI in the NCCI SEC Documents or in a national press release or disclosed to Avalon, there are currently no discussions to which NCCI is a party relating to (a) a material investment in NCCI, (b) a sale of a material portion of NCCI's assets, (c) any merger, consolidation, liquidation, dissolution or similar transaction involving NCCI or (d) any offer to acquire a material number of shares of NCCI Common Stock.

         2.7 Broker's Fees. Neither NCCI nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Merger or any similar transaction.

         2.8 Disclosure. The representations and warranties and statements of fact made by NCCI in this Agreement and in certificates and other written statements or agreements delivered or to be delivered pursuant to this Agreement are accurate, correct and complete on the date of this Agreement and will, except as contemplated hereby, be accurate, correct and complete at the Effective Time and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.


                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF AVALON

         Except as set forth in the correspondingly numbered section of the disclosure schedule attached hereto as Schedule 1 and incorporated herein by this reference (the "Disclosure Schedule"), Avalon hereby represents and warrants to NCCI and Merger Sub as follows:

         3.1 Organization, Qualification and Corporate Power. Avalon is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Avalon is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions specified in Section 3.1 of the Disclosure Schedule, which are the jurisdictions in which the ownership of its properties, the employment of its personnel or the conduct of its business requires that it be so qualified or where a failure to be so qualified or licensed would have a material adverse effect on its financial condition, results of operation or business. Avalon has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. Avalon has delivered to NCCI true, accurate and complete copies of its charter and bylaws which reflect all amendments made thereto at any time prior to the date of this Agreement. The minute books containing the records of meetings of the shareholders and Board of Directors of Avalon, the stock certificate books and the stock record books of Avalon are complete and correct in all material respects. The stock record books of Avalon and the shareholder lists of Avalon which Avalon has previously furnished to NCCI are complete and correct in all respects and accurately reflect the record ownership and, to the knowledge of Avalon, the beneficial ownership of all the outstanding shares of Avalon's capital stock and all other outstanding securities issued by Avalon. All material corporate actions taken by Avalon since incorporation has been duly authorized and/or subsequently ratified as necessary. Avalon is not in default under or in violation of any provision of its charter or bylaws. Avalon is not in default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

         3.2 Capitalization. Avalon's entire authorized capital stock consists of 2,000 shares of Common Stock, of which 1,333-1/3 shares are issued and outstanding and 1,333-1/3 shares will be issued and outstanding immediately prior to the Effective Time. All of the issued and outstanding shares of Avalon Common Stock have been and, as of the Effective Time, will be duly authorized and are and, as of the Effective Time, will be validly issued, fully paid and nonassessable and have not been and, as of the Effective Time, will not be issued in violation of any pre-emptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Avalon is a party or which are binding upon Avalon providing for the issuance or transfer by Avalon of additional shares of its capital stock and Avalon has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments based upon the book value, income or other attribute of Avalon. There are no voting trusts or any other agreements or understandings with respect to the voting of Avalon's capital stock. Upon consummation of the Merger, NCCI will own the entire equity interest in Avalon and Avalon will not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock, nor have outstanding any rights, options, agreements or arrangements to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock. Annex II attached hereto sets forth a true accurate and complete list of all holders of capital stock of Avalon, the number of shares of capital stock held by each such person and the address of each such person. All capital stock, options, warrants and other securities issued by Avalon were issued in compliance, in all respects, with all applicable federal and state securities laws.

         3.3 Authorization of Transaction. Avalon has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of Avalon. No other corporate approval on the part of Avalon (other than shareholder approval) will be necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Avalon and, upon approval hereof by the shareholders of Avalon, will constitute the valid and binding obligation of Avalon, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. None of the execution and delivery of this Agreement by Avalon, the performance by Avalon of its obligations hereunder or the consummation of the transactions contemplated hereby by Avalon will require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any properties, assets or business of Avalon under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Avalon is a party or by which Avalon or any of their respective assets or properties is bound or encumbered, except those that have already been given, obtained or filed, all as set forth in
Section 3.3 of the Disclosure Schedule. Other than in connection with filing Articles of Merger with the Secretary of State of the State of Tennessee, no notice to, filing with or authorization, consent or approval of any public body or authority is necessary for the consummation by Avalon of the transactions contemplated by this Agreement.

         3.4 Subsidiaries. Avalon does not own and is not obligated to purchase any equity interest in or any other interest convertible into or exchangeable for an equity interest in any entity.

         3.5 Financial Statements. Avalon has delivered to NCCI (a) its unaudited balance sheets as of December 31, 1996, 1995 and 1994, and (b) its unaudited statements of operations and statements of cash flows for each of the years in the three-year period ended December 31, 1996 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and present fairly the financial condition of Avalon as of such dates and the results of its operations and changes in financial position for such periods. Since December 31, 1993, there have been no changes in Avalon's method of accounting for tax purposes.

         3.6 Events Subsequent to Financial Statements. Except as disclosed in the Financial Statements, since December 31, 1996, there has not been:

                 (a) any materially adverse change in the consolidated financial condition, results of operations or business of Avalon;

                 (b) any sale, lease, transfer, license or assignment of any material assets, tangible or intangible, of Avalon, other than in the ordinary course of business;

                 (c) any damage, destruction or property loss, whether or not covered by insurance, affecting materially adversely the properties or business of Avalon;

                 (d) any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of Avalon or any redemption, purchase or other acquisition of any such shares;

                 (e) any mortgage or pledge of, or subjection to any material lien, charge, security interest or encumbrance of any kind on, any of the assets, tangible or intangible, of Avalon (other than liens arising by operation of law which secure obligations which are not yet due and payable);

                 (f) any incurrence of indebtedness or liability or assumption of obligations by Avalon other than (i) those incurred in the ordinary course of business, (ii) those which do not exceed $100,000 in the aggregate, and (iii) those incurred in the course of negotiating, documenting and consummating the transactions contemplated by this Agreement;

                 (g) any cancellation or compromise by Avalon of any material debt or claim, except for adjustments made in the ordinary course of business which, in the aggregate, are not material;

                 (h) any waiver or release by Avalon of any right of any material value;

                 (i) except licenses of software made in the ordinary course of business, consistently with past practice, any sale, assignment, transfer or grant by Avalon of any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names or copyrights or with respect to any know- how or other intangible assets;

                 (j) any material arrangement, agreement or undertaking entered into by Avalon not terminable on 30 days or less notice without cost or liability (including, without limitation, any payment of or promise to pay any bonus or special compensation) with employees or any increase in compensation or benefits to officers or directors of Avalon, other than in the ordinary course of business;

                 (k) any change made or authorized in the charter or bylaws of Avalon;

                 (l) any issuance, sale or other disposition by Avalon of any shares of its capital stock or other equity securities, or any grant of any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) shares of its capital stock or other equity securities;

                 (m) any loan to or other transaction with any officer, director or shareholder of Avalon giving rise to any claim or right of Avalon against any such person or of such person against Avalon;

                 (n) any payment to or other transaction with any officer, director or shareholder of Avalon involving an amount in excess of $20,000, individually or in the aggregate, other than the payment of monthly compensation consistent with customary practice;

                 (o) any acceleration, termination, modification or cancellation or threat thereof by any party of any contract, lease or other agreement or instrument to which Avalon is a party or by which it is bound so as to affect, materially and adversely, the properties or business of Avalon; or

                 (p) any other material transaction or commitment entered into other than in the ordinary course of business by Avalon.

         3.7 Undisclosed Liabilities. Avalon has no material liability or obligation whatsoever, known or unknown, either accrued, absolute, contingent or otherwise, except to the extent shown on the Financial Statements, incurred in the normal and ordinary course of business of Avalon since January 1, 1997 (provided that, liabilities or obligations incurred in connection with the termination of employees shall not be considered liabilities incurred in the ordinary course of business), or incurred in the course of negotiating, documenting and consummating the transactions contemplated by this Agreement. Avalon is not indebted, directly or indirectly, to any person who is an officer, director or shareholder of Avalon or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, and no such officer, director, shareholder or affiliate is indebted to Avalon, except for advances made to employees of Avalon in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

         3.8 Tax Returns and Audits. The taxable year of Avalon ends December 31. Avalon has duly and timely filed or caused to be filed all tax returns (the "Tax Returns") required to be filed on behalf of itself and has paid in full or fully reserved against in the Financial Statements all taxes, interest, penalties, assessments and deficiencies due or claimed to be due on behalf of itself to foreign, federal, state or local taxing authorities (including taxes on properties, income, franchises, licenses, sales, use and payrolls). Such Tax Returns are correct in all material respects, and Avalon is not required to pay any other taxes for such periods except as shown in such Tax Returns. The income tax returns filed by Avalon have not been, and are not being, to the knowledge of Avalon, examined by the Internal Revenue Service or other applicable taxing authorities for any period. All taxes or estimates thereof that are due, or are claimed or asserted by any taxing authority to be due, have been timely and appropriately paid so as to avoid penalties for underpayment. Except for amounts not yet due and payable, all tax liabilities to which the properties of Avalon may be subject have been paid and discharged. The provisions for income and other taxes payable reflected in the Financial Statements make adequate provision for all then accrued and unpaid taxes of Avalon. There are no tax liens (other than liens for taxes which are not yet due and payable) on any of the property of Avalon, nor are there any pending or threatened examinations or tax claims asserted. Avalon has not granted any extensions of limitation periods applicable to tax claims or filed a consent under Section 341(f) of the Code relating to collapsible corporations. Except in jurisdictions in which Avalon voluntarily files tax returns, no claim has ever been made by a taxing authority that either Avalon is or may be subject to taxation by that jurisdiction. True and correct copies of all federal, foreign, state and local income and other tax returns, notices from foreign, federal, state and local taxing authorities, tax examination reports and statements of deficiencies assessed against or agreed to by Avalon since January 1, 1994, have been delivered to NCCI, and the same are listed in Section 3.8 of the Disclosure Schedule. Avalon is not a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement. Avalon is not a party to any agreement that has resulted or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. Avalon has never been a member of an "affiliated group," as defined in Section 1504(a) of the Code (other than a group of which Avalon is the common parent). All positions taken on federal Tax Returns that could give rise to a penalty for substantial understatement pursuant to Section 6662(d) of the Code have been disclosed on such Tax Returns. Avalon is not a United States real property holding corporation as defined in Section 897 of the Code. No shareholder of Avalon is a foreign person within the meaning of Section 1445(b)(2) of the Code. Avalon has not made any tax elections under any section of the Code, including, without limitation under any of Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or
4977 of the Code (or any predecessor thereof). None of the assets and properties of Avalon is an asset or property that NCCI or any of its affiliates is or will be required to treat as being (i) owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to Avalon or any assets thereof. Avalon has not agreed to or is not required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of Avalon, Avalon has no applications pending with any taxing authority requesting permission for any changes in any accounting method of Avalon, and the I.R.S. has not proposed any such adjustment or change in accounting method therefor. Avalon has not been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment of withholding of taxes. Avalon has duly and timely withheld from salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

         3.9 Books and Records. The general ledgers and books of account of Avalon, all federal, state and local income, franchise, property and other tax returns filed by Avalon, with respect to its assets, and all other books and records of Avalon are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations in all material respects.

         3.10    Real Property. Set forth in Section 3.10 of the Disclosure
Schedule is a complete and accurate list and a brief description of all real property owned or leased by Avalon. With respect to each lease so set forth, except as contemplated by this Agreement:
(a) the lease has been validly executed and delivered by Avalon, as applicable, and, to the knowledge of Avalon, by the other party or parties thereto and is in full force and effect; (b) neither Avalon, as applicable, and, to the knowledge of Avalon, any other party to the lease is in material breach or default, and no event has occurred on the part of Avalon, as applicable or, to the knowledge of Avalon, on the part of any other party which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease; (c) the lease will continue to be binding in accordance with its terms following the consummation of the Merger;
(d) Avalon has not repudiated and, to the knowledge of Avalon, no other party to the lease has repudiated any provision thereof; (e) there are no disputes, oral agreements or delayed payment programs in effect as to the lease; and (f) all facilities leased thereunder have been approved by all necessary governmental authorities, have been maintained in accordance with normal industry practice and are in good condition, working order and repair.

         3.11 Tangible Property. Avalon has good and marketable title to, or a valid leasehold interest in, each item of tangible property, whether real, personal or mixed, reflected on its books and records as owned or used by it, subject to no material encumbrances, loans, security interests, mortgages or pledges.

         3.12    Intellectual Property.

                 (a) Section 3.12(a) of the Disclosure Schedule sets forth a list of intellectual property owned by Avalon including all patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, corporate names, customer lists, copyrights, mask works, technology or intellectual property that are material to the business of Avalon and registrations or applications to register any of the foregoing and a list of all licenses or other contracts related thereto (collectively, the "Intellectual Property"). With respect to each such item of Intellectual Property:

                           (i) Avalon is the sole and exclusive owner and has the sole and exclusive right to use the item in the conduct of its business;

                          (ii) no proceedings have been instituted, are pending or are threatened which challenge the validity, enforceability, use or ownership thereof;

                         (iii) the item (A) does not infringe upon or otherwise violate the rights of others, (B) to the knowledge of Avalon, is not being infringed upon by others and (C) is not subject to any outstanding order, decree, judgment, stipulation or charge;

                          (iv)     no license, sublicense or agreement
                 pertaining to the item has been granted by Avalon;

                           (v)    Avalon has not received any charge of
                 interference or infringement with respect to the item;

                          (vi) except in the ordinary course of business, Avalon has not agreed to indemnify any person or entity for or against any infringement with respect to the item;

                         (vii) the transactions contemplated by this Agreement will have no material adverse effect on the right, title and interest of Avalon in the item;

                        (viii) Avalon has taken all steps which are commercially reasonable to protect the rights set forth in
                 Section 3.12(a) of the Disclosure Schedule and will continue to use commercially reasonable efforts to maintain those rights prior to the Effective Time so as to not materially adversely affect the validity or enforcement of such rights; and

                          (ix) Avalon has supplied NCCI with true and complete copies of all written documentation evidencing its ownership of the item and of all licenses and other contracts related thereto.

                 (b) Section 3.12(b) of the Disclosure Schedule sets forth a list describing all patents, trademarks, trade names, service marks, copyrights, trade secrets and mask works of others which Avalon practices or uses that are material to Avalon. With respect to each such item of intellectual property:

                          (i) any license agreement covering the item is a valid and binding agreement, has been validly executed and delivered by Avalon and, to the knowledge of Avalon, by the other parties thereto and is in full force and effect;

                          (ii) no event has occurred which constitutes a breach of such license agreement, Avalon has not repudiated and, to the knowledge of Avalon, no other party thereto has repudiated any provision thereof and there are no disputes, oral arrangements or delayed payment programs in effect as to any such license agreement;

                          (iii) Avalon has supplied NCCI with a true and complete copy of the license agreement;

                          (iv) the transactions contemplated by this Agreement will have no material adverse effect on the ability of Avalon to continue using or practicing each such item; and

                          (v) Avalon is not aware of any claim that the exercise of the rights granted to Avalon with respect to such item infringes upon the intellectual property rights of any third party.

                 (c) Avalon has not infringed, misappropriated or otherwise violated any intellectual property rights of any third party. Avalon is not aware of any infringement, misappropriation or violation with respect to intellectual property which will occur as a result of the continued operation of the business of Avalon as now conducted or as presently proposed to be conducted.

                 (d) Avalon has taken commercially reasonable security measures to protect the security, confidentiality and value of all the material intellectual property owned by it.

         3.13 Contracts. Section 3.13 of the Disclosure Schedule lists the following contracts and written arrangements, true and complete copies of which have been delivered to NCCI, to which Avalon is a party:

                 (a) any contract for the lease of personal property from or to third parties providing for lease payments in excess of $10,000.00 per annum;

                 (b) any contract for the purchase or sale of supplies, products manufactured by Avalon or other personal property or for the furnishing or receipt of services which contract calls for performance over a period of more than one year or which involves more than the sum of $10,000.00, except no license agreement need be disclosed pursuant to this Section 3.13 unless it calls for performance over a period of more than one year and involves more than the sum of $15,000.00;

                 (c)      any joint venture agreement;

                 (d) any agreement or instrument under which Avalon is or may become indebted for borrowed money;

                 (e)      any noncompetition agreement;

                 (f) any other contract in which the consequences of a default or termination would have a materially adverse effect on the financial condition of Avalon or on the prospects or the conduct of the business of Avalon;

                 (g)      any standard form of license agreement; and

                 (h) any other contract or arrangement not entered into in the ordinary course of business.

All contracts and arrangements listed in Section 3.13 of the Disclosure Schedule are valid and binding agreements of Avalon. Avalon is not and, to the knowledge of Avalon, no other party is in breach or default, and no event has occurred on the part of Avalon or, to the knowledge of Avalon, on the part of any other party to any such contract or arrangement which with notice or lapse of time would constitute a breach or default or permit termination under any such contract or arrangement. None of such contracts or arrangements will be terminated or modified by the consummation of the Merger. Avalon has previously made available to NCCI all of the material service agreements of Avalon with its customers. Avalon is not a party to any verbal contract or arrangement which, if reduced to written form, would be required to be listed in Section 3.13 of the Disclosure Schedule under the terms of subsections
(a)-(h) of this Section 3.13.

         3.14    Suppliers and Customers. Section 3.14 of the Disclosure
Schedule is a true and correct list of all suppliers of Avalon to whom Avalon made payments, during the fiscal year ended December 31, 1996, in excess of five percent of Avalon's gross revenues as reflected in the Financial Statements for such year and all customers of Avalon that paid Avalon, during the fiscal year ended December 31, 1996, more than five percent of the gross revenues of Avalon as reflected in the Financial Statements for such year. Since December 31, 1996, no material customer of Avalon has notified Avalon that it will substantially decrease or cease doing business with Avalon.

         3.15 Notes; Accounts Receivable. As of the Effective Time, all notes payable to and accounts receivable of Avalon will be properly reflected on its books and records and will be valid receivables subject to no setoffs or counterclaims.

         3.16 Powers of Attorney. There are no outstanding material powers of attorney or similar instruments executed by Avalon.

         3.17 Condition of Property. Each building, fixture, machine and piece of equipment (having a net book value of $5,000.00 or more) owned or used by Avalon is in good operating condition and repair, subject to normal wear and tear, and is in compliance with all zoning, building and fire codes in all material respects. Avalon owns or leases under valid lease all buildings, machinery, equipment and other tangible assets used in the conduct of its business as presently conducted.

         3.18    Insurance. Avalon is insured under the policies listed in
Section 3.18 of the Disclosure Schedule (the "Insurance Policies"). The Insurance Policies are in full force and effect. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default by Avalon under any of the Insurance Policies.

         3.19 Litigation. Section 3.19 of the Disclosure Schedule sets forth any instances in which (a) Avalon is subject to any judgment or order (other than orders of general applicability) of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, or where there is any charge, complaint, lawsuit or governmental investigation pending or threatened against Avalon ; or (b) Avalon is a plaintiff in any action, domestic or foreign, judicial or administrative, or any such action exists in which a counterclaim against Avalon is pending or might be brought. None of the actions, suits, proceedings or investigations set forth in Section 3.19 of the Disclosure Schedule could result in any adverse change in the condition, financial or otherwise, of Avalon, the same being fully reserved against in the Financial Statements. There are no unsatisfied judgments, orders (other than orders of general applicability), decrees or stipulations affecting Avalon or to which Avalon is a party and there is no reason to believe that any such action, suit, proceeding or investigation may be brought or threatened against Avalon.

         3.20 Employees. Avalon has listed in Section 3.20 of the Disclosure Schedule and has furnished to NCCI true and complete copies of: (a) any written employment agreements with officers and directors of Avalon; and (b) any written employment agreements with its employees which by their terms may not be terminated by Avalon, as applicable, at will or which grant severance payments. Avalon has not entered into any similar oral employment agreements. To Avalon's knowledge, no key employee or group of employees has any plans to terminate employment with Avalon. Avalon is not a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by Avalon to any shareholder, officer, director or employee of Avalon (except salaries and wages incurred and accrued in the ordinary course of business), nor are there any loans or debts payable or owing by any of such persons to Avalon or any guarantees by Avalon of any loan or obligation of any nature to which any such person is a party. Avalon has complied in all material respects with all laws and regulations which relate to the employment of labor, employee civil rights or equal employment opportunities.

         3.21 Employee Benefit Plans. Avalon has listed in Section 3.21 of the Disclosure Schedule and has furnished to NCCI true and complete copies of
(a) any nonqualified deferred or incentive compensation or retirement plans or arrangements, (b) any qualified retirement plans or arrangements, (c) any other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements and (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by Avalon or to which Avalon is a party or otherwise is bound ("Avalon Employee Benefit Plans"). Avalon is not a member of a "controlled group" or an "affiliated service group" as both of such terms are defined in Section 414 of the Code. Except as required by law, Avalon does not maintain or contribute or has never maintained or contributed to any funded or unfunded medical, health or life insurance plan or arrangement for retirees or terminated employees. Avalon does not contribute or has any obligation to make and has never contributed or had any obligation to make any payment or contribution to a "multiemployer plan," as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Avalon does not have any actual or potential liability under Section 4201 of ERISA for any complete or partial withdrawal from a multiemployer plan. Avalon does not maintain, contribute to or have any liability with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is intended to meet the requirements of a qualified plan under Section 401(a) of the Code. Avalon does not maintain, contribute to or have any liability with respect to a plan which is subject to Title IV of ERISA or Section 412 of the Code. With respect to the employee benefit plans listed in Section 3.21 of the Disclosure Schedule, Avalon has furnished to NCCI true and complete copies of (i) any summary plan description or other employee communication materials, (ii) the latest financial statements and annual reports and (iii) all documents filed with the Internal Revenue Service or the Department of Labor since December 31, 1994. All employee benefit plans and related trusts listed in Section 3.21 of the Disclosure Schedule and maintained or contributed to by Avalon or with respect to which Avalon now has or has ever had any liability or potential liability comply in form and in operation with all requirements of ERISA and the Code. All required reports with respect to such plans required by applicable law have been filed and all contributions or payments presently anticipated hereunder have been made or properly accrued. No applications for rulings, determination letters, advisory opinions or prohibited transaction exemptions are currently pending before Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any such employee benefit plans or arrangements or any related trusts. None of such employee benefit plans or arrangements, any related trusts, the trustees of any related trusts or the directors, officers and employees of Avalon is the subject of any lawsuit, arbitration or other proceeding concerning any benefit claim or other benefit-related matter (other than routine claims in the ordinary course of business), and there have been no prohibited transactions as described in Section 406 of ERISA or as defined in
Section 4975 of the Code with respect to any such plan. Neither Avalon, its directors, officers and employees nor any other fiduciary, as such term is defined in Section 3 of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law which would subject Avalon, or its directors, officers and employees to liability under ERISA or any applicable law.

         3.22 Guarantees. Avalon is not a guarantor or otherwise liable for any material indebtedness of any other person, firm or corporation other than endorsements for collection in the ordinary course of business.

         3.23 Legal Compliance. Avalon and each of its directors, officers and employees (the individuals only in their capacities as representatives of Avalon) has complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof, and no claim has been filed against Avalon alleging a violation of any such laws or regulations. Avalon holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted or proposed to be conducted.

         3.24 Certain Business Relationships. To the knowledge of Avalon, none of the present or former shareholders, directors, officers or employees of Avalon owns, directly or indirectly, any interest in any business, corporation or other entity (other than investments in publicly held companies) which, on the date hereof or within the past 12 months, has been involved in any manner in any business arrangement or relationship with Avalon, and none of the foregoing persons owns any property or rights, tangible or intangible, which are used in the business of Avalon.

         3.25 Broker's Fees. Avalon nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Merger or any similar transaction.

         3.26 Disclosure. The representations and warranties and statements of fact made by Avalon in this Agreement, in the Disclosure Schedule and in certificates and other written statements or agreements delivered or to be delivered pursuant to this Agreement are accurate, correct and complete in all material respects on the date of this Agreement and will, except as contemplated hereby, be accurate, correct and complete in all material respects at the Effective Time and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

         3.27 Knowledge. Where the foregoing representations and warranties are qualified "to Avalon's knowledge" or words of similar import, such terms shall mean matters of which any Shareholder has actual knowledge.

                                   ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Except as set forth in the correspondingly numbered section of the Disclosure Schedule, each Shareholder severally represents and warrants to NCCI as to himself only and not with respect to any other Shareholder as follows:

         4.1     Representations Regarding Shares of Avalon.

         (a) Such Shareholder is the record and beneficial owner of and has good title to the shares of Avalon Common Stock set forth opposite his name on Annex II attached hereto, free and clear of any and all restrictions, voting rights or agreements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. Annex II attached hereto sets forth the number of all shares of capital stock of Avalon owned by each of the Shareholders, and all such shares collectively represent all the issued and outstanding shares of Avalon.

         (b) Such Shareholder has the full right, power and authority to enter into this Agreement.

         (c) Such Shareholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Shareholder.

         (d) No broker or finder has acted for such Shareholder in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Shareholder.

         4.2     Investment Representations.

                 (a) Such Shareholder is acquiring NCCI Common Stock in the Merger for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intent of distributing or selling his shares.

                 (b) Such Shareholder has reviewed the representations concerning NCCI contained in this Agreement and has made or has had the opportunity to make inquiry concerning NCCI. Such Shareholder has sufficient knowledge and experience so as to be able to evaluate the risks and merits of his investment in NCCI, and he is able financially to bear the risks thereof. Such Shareholder is entering into the transactions contemplated herein based on his own assessments of the merits and risks, upon his own experience as an officer and shareholder of Avalon and is not relying on any business plan, projections, valuations or other financial information provided to such Shareholder by NCCI (other than the NCCI SEC Documents). Such Shareholder further acknowledges and agrees that NCCI and Merger Sub have made no assurances of any nature whatsoever regarding the future operations of NCCI and Merger Sub and have made no guarantees as to the profitability of an investment therein. Shareholder further acknowledges that he is an accredited investor as defined in Rule 501 of Regulation D of the Securities Act.

                 (c) Such Shareholder acknowledges that Surviving Subsidiary is a newly-formed entity with no history of operations.

                 (d) Such Shareholder understands that the certificates of NCCI Common Stock to be issued to him pursuant to this Agreement will bear a restrictive legend in substantially the following form:

                 The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to NCCI is obtained to the effect that such registration is not required."

         The foregoing legend shall be removed from the certificates, at the request of the holder thereof, at such time as they become registered for resale or eligible for resale pursuant to Rule 144(k) under the Securities Act.

         4.3 Authorization. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which each of the Shareholders is a party constitute the valid and legally binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally. Each Shareholder's spouse has consented to the terms of this Agreement in all respects and has agreed to execute and deliver to NCCI the form of Spousal Consent attached hereto as Exhibit D.

         The execution, delivery and performance by each of the Shareholders of this Agreement and the agreements provided for herein, and the consummation by each of the Shareholders of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both,
(a) violate the provisions of any law, rule or regulation applicable to each of the Shareholders; (b) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (c) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of such Shareholder pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which such Shareholder is a party or by which such Shareholder or any of his properties is or, to the knowledge of such Shareholder, may be bound, except for violations or conflicts which individually or in the aggregate would not have a material adverse effect on Avalon's financial condition or results of operation.

         4.4 Investment Intent. The total value of all of the Common Stock Portion paid to the Shareholders collectively represents not less than fifty percent (50%) of the total Merger Consideration. Shareholders further represent and warrant that they have no preconceived plan or intention to dispose of an aggregate number of shares of NCCI Common Stock having a value, as of the Effective Time, of more than fifty percent (50%) of the value of all of the issued and outstanding capital stock of Avalon immediately prior to the Effective Time.

                                   ARTICLE 5

                     CONDUCT OF BUSINESS PENDING THE MERGER

         5.1 Conduct of Business by Avalon Pending the Merger. Avalon covenants and agrees that, prior to the Effective Time, unless NCCI shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

                 (a) Avalon shall conduct its business and operations, including its cash management practices, the collection of receivables, maintenance of facilities and payment of payables, only in the usual and ordinary course of business and consistent with past custom and practice in all material respects;

                 (b) Avalon shall not directly or indirectly do any of the following: (i) sell, pledge, dispose of or encumber any material portion of its assets, except in the ordinary course of business; (ii) amend or propose to amend its charter or bylaws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of its capital stock;
         (iv) redeem, purchase or acquire or offer to acquire any shares of its capital stock or other securities; (v) create any subsidiaries; or
         (vi) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this
         Section 5.1(b);

                 (c) Avalon shall not (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, its capital; (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or material assets thereof; (iii) incur any material indebtedness for borrowed money, issue any debt securities or guarantee any indebtedness to others; or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                 (d) Avalon shall not (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonus, salary increase, severance or termination pay to, any officers or directors; or (ii) in the case of employees who are not officers or directors, take any action other than in the ordinary course of business and consistent in all material respects with past practice (none of which shall be unreasonable or unusual) with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on January 1, 1996;

                 (e) Avalon shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

                 (f) except as otherwise required by its charter or bylaws, by this Agreement or by applicable law, Avalon shall not call any meeting of its shareholders and, with respect to any meeting of its shareholders called by Avalon, Avalon shall provide to NCCI copies of all written materials and other information given to the shareholders prior to the time such materials and information are given to the shareholders;

                 (g) Avalon shall use commercially reasonable efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

                 (h) Avalon shall (i) use commercially reasonable efforts to preserve intact its business organization and goodwill, keep in full force and effect all material rights, licenses, permits and franchises relating to its business, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it; (ii) report on a regular and frequent basis, at reasonable times, to representatives of NCCI regarding operational matters and the general status of ongoing operations; (iii) use commercially reasonable efforts not to take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Time if then made; and (iv) notify NCCI of any emergency or other change in the normal course of their respective business or in the operation of its properties and of any tax audits, tax claims, governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, audit, claim, complaint, investigation or hearing would be material, individually or in the aggregate, to the financial condition, results of operations or business of Avalon, or to the ability of Avalon, Merger Sub or NCCI to consummate the transactions contemplated by this Agreement;

                 (i) Avalon shall deliver to NCCI promptly (but in any event within two business days) after the discovery or receipt of notice of any default under any material agreement to which it is a party or any other material adverse event or circumstance affecting Avalon (including the filing of any material litigation against Avalon or the existence of any dispute with any person or entity which involves a reasonable likelihood of such litigation being commenced), a certificate of the President of Avalon specifying the nature and period of the existence thereof and what actions Avalon has taken and proposes to take with respect thereto;

                 (j) Avalon shall use commercially reasonable efforts to maintain its assets in customary repair, order and condition, replace in accordance with past practice its inoperable, worn out or obsolete assets with assets of quality at least comparable to the original quality of the assets being replaced and maintain in all material respects its books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements;

                 (k) Avalon shall use commercially reasonable efforts to maintain in full force and effect the existence of all material patents, inventions, trademarks, service marks, trade dress, trade names, corporate names, copyrights, mask works, trade secrets, licenses, computer software, data and documentation and other proprietary rights, which it uses or owns; and

                 (l) Avalon shall comply in all material respects with all legal requirements and contractual obligations applicable to its operations and business and pay all applicable taxes.

         Notwithstanding any other provision of this Agreement, the amendment or modification of the Disclosure Schedule by Avalon after the time NCCI has signed this Agreement shall have no effect with respect to the agreements, covenants and obligations of Avalon, NCCI and Merger Sub pursuant to this
Section 5.1 and Sections 7.2 and 7.3 of this Agreement.

         5.2 No Other Bids for Avalon. Avalon shall not, nor either authorize or knowingly permit any officer, director, shareholder or employee of, or any investment banker, attorney, accountant or other representative retained by, Avalon to, make, solicit, initiate, encourage or respond to a submission of a proposal or offer from any person or entity (other than NCCI) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, Avalon or other similar transaction or business combination involving Avalon (hereinafter collectively referred to as a "Third Party Offer"). Avalon will not participate in any negotiations regarding, or furnish to any person or entity (other than NCCI) any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person or entity (other than NCCI) to do or seek any of the foregoing. Avalon will immediately cease and cause to be terminated any contacts or negotiations currently pending with respect to Third Party Offers, if any, and shall use its best efforts to cause all reports, material, data and other written information heretofore disseminated by it or on its behalf by any such officer, director or employee or any investment banker, attorney, accountant or other representative in connection with any such Third Party Offer or any inquiry or proposal related thereto to be promptly returned to it. Avalon shall promptly notify NCCI of the receipt of any Third Party Offer or any inquiry or communication which might reasonably be expected to lead to any Third Party Offer and will provide NCCI with all information that NCCI may reasonably request with respect thereto.

         5.3 Lines of Business and Capital Expenditures. Unless approved in writing by NCCI, Avalon covenants that it will not (a) enter into any new material line of business; (b) change its investment, liability management and other material policies in any material respect; or (c) incur or commit to any capital expenditures, obligations or liabilities in connection therewith.

         5.4 Accounting Methods. Unless approved in writing by NCCI, Avalon covenants that it will not change its methods of accounting in effect at December 31, 1996, except as required by changes in generally accepted accounting principles as concurred in by Avalon's independent accountants.

         5.5 Other Actions. Unless approved in writing by NCCI, Avalon covenants that it shall not take any action that would or might reasonably be expected to result in any of the representations and warranties of Avalon set forth in this Agreement becoming untrue in any material respect after the date hereof or any of the conditions to the Merger set forth in Article 7 of this Agreement not being satisfied.

         5.6 Conduct of Business by Merger Sub. Prior to the Effective Time, NCCI covenants that Merger Sub will not conduct any business activities and will not incur any material liabilities.


                                   ARTICLE 6

                             ADDITIONAL AGREEMENTS

         6.1 Action of Shareholders. Avalon shall take all action in accordance with the TBCA and its charter and bylaws to cause its shareholders promptly to consider and vote upon this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, and shall take all other action necessary or, in the opinion of NCCI, helpful, to secure a vote of Avalon's shareholders in favor of adoption of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby.

         6.2 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses. All costs and expenses incurred by NCCI and Merger Sub in connection with this Agreement shall be borne by NCCI.

         6.3 Notification of Certain Matters. Each party shall give prompt notice to the others of (a) the occurrence or failure to occur of any event, which occurrence or failure would result in any Material Adverse Breach (as defined in Section 10.8 of this Agreement), and (b) any failure of such party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder.

         6.4 Access to Information. From the date hereof to the Effective Time, each of Avalon, Merger Sub and NCCI shall, and shall cause its respective officers, directors, employees and agents to, afford the officers, employees, agents and representatives of the other parties hereto (including the Shareholders) complete access at all reasonable times to such officers, employees and agents and its properties, books and records (all such access to be arranged through the respective officers of the parties hereto so as not to be unreasonably disruptive to any of the parties), and shall furnish each of such parties all financial, operating, personnel, compensation, tax and other data and information as such parties, through their respective officers, employees, agents or representatives, may request.

         6.5 Shareholder Claims. Avalon shall not settle or compromise any claim brought by any present, former or purported holder of any securities of Avalon in connection with the Merger prior to the Effective Time without the prior written consent of NCCI.

         6.6 Taking of Necessary Action. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Avalon, Merger Sub and NCCI shall use their best efforts to maintain and make all filings with and obtain all consents, approvals, and/or assurances from third parties and appropriate governmental agencies and authorities necessary or, in the opinion of Avalon or NCCI, advisable for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with the other in good faith to help the other satisfy its obligations in this Section 6.6.

         6.7 Notice of Changes. Avalon and NCCI shall each promptly inform the other in writing if any change shall have occurred or shall have been threatened (or any development shall have occurred or shall have been threatened involving a prospective change) in its financial condition, results of operations or business that is or may reasonably be expected to have a material adverse effect on its financial condition, results of operations or business.

         6.8 Press Releases. Avalon and NCCI shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing in this Section 6.8 shall be deemed to prohibit any party hereto from making any disclosure that is required to fulfill such party's disclosure obligations imposed by law, including, without limitation, federal securities laws.

         6.9 Employee Matters. NCCI and Avalon agree that all employees of Avalon immediately prior to the Effective Time shall be employed by the Surviving Corporation immediately after the Effective Time at such level of pay which is mutually agreed upon between each employee and NCCI, it being understood that NCCI shall not have any obligations to continue employing such employees for any length of time or at any level of pay for any length of time thereafter, except as set forth in binding agreements of employment. In the event the Avalon Employee Benefit Plans are not continued after the Effective Time, Avalon employees will be eligible to participate in comparable NCCI's employee benefit plans, provided that employees of Avalon who remain employees following the Effective Time shall be credited (for purposes of both participation and vesting) with their periods of service with Avalon prior to the Effective Time.


                                   ARTICLE 7

                              CONDITIONS TO MERGER

         7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                 (a) this Agreement and the Plan of Merger shall have been adopted and approved by the Board of Directors of Avalon and by the vote of the shareholders of Avalon holding at least a majority of the outstanding shares of Avalon;

                 (b) no order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated hereby; and

                 (c) the Shareholders shall have provided NCCI with written agreements not to sell, assign, convey, encumber or otherwise transfer shares of NCCI Common Stock acquired pursuant to this Agreement for a period of one year following the Closing Date.

         7.2 Additional Conditions to NCCI's and Merger Sub's Obligations. The obligations of NCCI and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions on or before the Effective Time:

                 (a) Except for breaches which do not constitute a Material Adverse Breach (as defined in Section 10.8 of this Agreement) by Avalon or the Shareholders, the representations and warranties set forth in Articles 3 and 4 of this Agreement (without regard to any amendments or modifications of the Disclosure Schedule by Avalon after the time NCCI has signed this Agreement) will be true and correct as of the date hereof and at and as of the Effective Time, as though then made and as though the Effective Time were substituted for the date of this Agreement throughout such representations and warranties and with appropriate modifications of tense with respect to representations and warranties made as of a specified date;

                 (b) Avalon shall have performed, in all material respects, each obligation and agreement and complied, in all material respects, with each covenant to be performed and complied with by it under this Agreement prior to the Effective Time, including, without limitation, all of its agreements contained in Article 6 of this Agreement;

                 (c) Except as otherwise disclosed on the Disclosure Schedule, all consents by governmental or regulatory agencies or otherwise that are required for the consummation of the transactions contemplated hereby or that are required for NCCI to own, operate or control Avalon or any portion of the assets of Avalon or to prevent a breach of or a default under or a termination of any agreement material to Avalon to which Avalon is a party or to which any material portion of the assets of Avalon is subject, will have been obtained;

                 (d) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded or which might adversely affect the right of NCCI to own, operate or control

         Avalon or any material portion of the assets of Avalon or the value of the assets of Avalon;

                 (e) On or prior to the Effective Time, Marc W. Oswald and Greg M. Janese shall have entered into employment agreements with Avalon substantially in the form of Exhibit E attached hereto dated as of the Closing Date (the "Employment Agreements");

                 (f) On or prior to the Effective Time, Thomas Miserendino and Robert E. Geddes shall have entered into Consulting Agreements with NCCI substantially in the form of Exhibit F attached hereto dated as of the Closing Date (the "Consulting Agreements");

                 (g) The Spousal Consents in the form of Exhibit D shall have been executed and delivered by the Shareholders' spouses;

                 (h) At the Effective Time, Avalon will have delivered to NCCI and Merger Sub the following:

                          (i) a certificate executed on behalf of Avalon by its President stating that the conditions set forth in Sections 7.2(a) through 7.2(d) of this Agreement have been satisfied;

                          (ii) certified copies of the resolutions duly adopted by Avalon's Board of Directors recommending the Merger and the Plan of Merger, authorizing the execution, delivery and performance of this Agreement, the Plan of Merger, and the other agreements contemplated hereby and thereby;

                          (iii) certified copies of the resolutions duly adopted by Avalon's shareholders approving the Merger and the Plan of Merger and authorizing the execution, delivery and performance of this Agreement and the Plan of Merger;

                          (iv) good standing or comparable certificates for Avalon from the jurisdiction of its incorporation and from every jurisdiction where a failure to be qualified or licensed would have a material adverse effect on the consolidated financial condition, results of operations or business of Avalon, dated not earlier than 10 days prior to the Effective Time;

                          (v) copies of all third party and governmental consents (or other evidence satisfactory to NCCI) that Avalon is required to obtain in order to effect the transactions contemplated by this Agreement;

                          (vi) a copy of Avalon's charter certified by the Secretary of State of the State of Tennessee;

                          (vii) two copies of the Plan of Merger executed by the President of Avalon;

                          (viii) certificates evidencing the shares of Avalon Common Stock owned by the Shareholders for cancellation in connection with the Merger; and

                          (ix) such other documents as NCCI or Merger Sub may reasonably request in connection with the transactions contemplated hereby; and

                 (i) All proceedings to be taken by Avalon in connection with the consummation of the Merger at the Effective Time and the other transactions contemplated hereby and all documents required to be delivered by Avalon in connection with the Merger and the other transactions contemplated hereby will be reasonably satisfactory in form and substance to NCCI and Merger Sub.

         7.3 Additional Conditions to the Obligations of Avalon and the Shareholders. The obligations of Avalon and the Shareholders to effect the Merger are subject to the satisfaction of the following conditions on or before the Effective Time;

                 (a) Except for breaches which do not constitute a Material Adverse Breach (as defined in Section 10.8 of this Agreement) by NCCI, the representations and warranties set forth in Article 2 of this Agreement will be true and correct as of the date hereof and at and as of the Effective Time, as though then made and as though the Effective Time were substituted for the date of this Agreement throughout such representations and warranties and with appropriate modifications of tense with respect to representations and warranties made as of a specified date;

                 (b) NCCI and Merger Sub shall have performed, in all material respects, each obligation and agreement and complied, in all material respects, with each covenant required to be performed and complied with by them under this Agreement prior to the Effective Time;

                 (c) No action or proceeding before any court or government body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded;

                 (d) At the Effective Time, NCCI and Merger Sub will have delivered to Avalon and the Shareholders the following:

                          (i) a certificate executed on behalf of each of NCCI and Merger Sub by its President stating that the conditions set forth in Sections 7.3(a) through (c) of this Agreement have been satisfied;

                          (ii) certified copies of the resolutions duly adopted by NCCI's and Merger Sub's respective boards of directors recommending the Merger and the Plan of Merger and authorizing the execution, delivery and performance of this Agreement and the Plan of Merger;

                          (iii) certified copies of the resolutions duly adopted by Merger Sub's sole shareholder approving the Merger and the Plan of Merger and authorizing the execution, delivery and performance of this Agreement and the Plan of Merger;

                          (iv) good standing certificates for Merger Sub and for NCCI from the Secretary of State of the State of Tennessee each dated not earlier than 5 days prior to the Effective Time;

                          (v) copies of all third party and governmental or regulatory consents (or other evidence satisfactory to Avalon) that NCCI and Merger Sub are required to obtain in order to effect the transactions contemplated by this Agreement;

                          (vi) copies of Merger Sub's and NCCI's charter certified by the Secretary of State of the State of Tennessee;

                          (vii) two copies of the Plan of Merger executed by the appropriate officer of Merger Sub;

                          (viii) an opinion of counsel to NCCI substantially in the form of Exhibit G attached hereto; and

                          (ix) such other documents as Avalon or the Shareholders may reasonably request in connection with the transactions contemplated hereby;

                 (e) All proceedings to be taken by NCCI and Merger Sub in connection with the consummation of the Merger at the effective Time and all documents required to be delivered by NCCI and Merger Sub in connection with the transactions contemplated hereby will be reasonably satisfactory in form and substance to Avalon and the Shareholders;

                 (f) Except as otherwise disclosed to Avalon and the Shareholders, all consents by governmental or regulatory agencies or otherwise that are required for the consummation of the transactions contemplated hereby or that are required for NCCI to own, operate or control Avalon or any portion of the assets of Avalon or to prevent a breach of or a default under or a termination of any agreement material to Avalon to which Avalon is a party or to which any material portion of the assets of Avalon is subject, will have been obtained;

                 (g) The Consulting Agreements, Employment Agreements and Registration Rights Agreement will have been executed and delivered by the Effective Time and there will not have been any changes, amendments or modifications to, or terminations of, such agreements; and

                 (h) As of the Effective Time, Robert E. Geddes and Thomas Miserendino shall each have been elected to NCCI's Board of Directors.

                                   ARTICLE 8

                       TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the Shareholders of Avalon:

                 (a) by mutual consent of the Boards of Directors of NCCI, Merger Sub and Avalon;

                 (b) by either NCCI or Avalon if the Merger shall not have been consummated by April 30, 1997;

                 (c) by NCCI if there has been a misrepresentation or breach of a representation or warranty or a failure to perform a covenant on the part of Avalon or the Shareholders with respect to their representations, warranties and covenants set forth in this Agreement and any such breach or failure constitutes a Material Adverse Breach; and

                 (d) by Avalon if there has been a misrepresentation or a breach of a representation or warranty or a failure to perform a covenant on the part of NCCI or Merger Sub with respect to their representations, warranties and covenants set forth in this Agreement and any such breach or failure constitutes a Material Adverse Breach.

         8.2 Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto.

         8.3     Waiver. At any time prior to the Effective Time, (a) NCCI may
(i) extend the time for the performance of any of the obligations or other acts of Avalon and/or the Shareholders or (ii) waive compliance with any of the agreements of Avalon and/or the Shareholders or with any conditions to its own obligations, and (b) Avalon and/or the Shareholders may (i) extend the time for the performance of any of the obligations or other acts of NCCI and/or Merger Sub or (ii) waive compliance with any of the agreements of NCCI and/or Merger Sub or with any conditions to their own obligations in each case only to the extent such obligations, agreements and conditions are intended for their benefit.

         8.4 Effect of Termination. If this Agreement is terminated as provided in Section 8.1, this Agreement shall become void and there shall be no liability or further obligation on the part of any party hereto or any of their respective shareholders, officers or directors, except (a) that nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement and (b) the provisions of Section 6.8 and any confidentiality agreements by and between NCCI and Avalon will survive such termination.

                                   ARTICLE 9

                                INDEMNIFICATION

         9.1 By NCCI, Merger Sub, Avalon and the Shareholders. NCCI and Merger Sub on the one hand and Avalon and the Shareholders on the other hand each hereby agree to indemnify and hold harmless the other against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for defending any actions or threatened actions) (collectively "Damages") reasonably incurred by NCCI, Merger Sub, Avalon and the Shareholders in connection with each and all of the matters set forth below to the extent they constitute a Material Adverse Breach.

                 (a) Any breach by the Indemnifying Party (as defined below) of any representation or warranty made by such Indemnifying Party in this Agreement;

                 (b) Any breach of any covenant, agreement or obligation of the Indemnifying Party contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

                 (c) Any misrepresentation contained in any statement, certificate or schedule furnished by the Indemnifying Party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

         The Shareholders severally, in proportion to their respective interests in the Merger Consideration, agree to indemnify NCCI for any breaches of any representation or warranty covenant, agreement or obligation of Avalon made or contained, respectively, in this Agreement or any other agreement, instrument or document contemplated by this Agreement, or any misrepresentation by Avalon, as described in (a) through (c) above to the extent they constitute a Material Adverse Breach.

         9.2 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.3 of this Agreement in which case the Indemnified Party may settle or compromise such claim without the prior consent of the Indemnifying Party. If the Indemnified Party fails to give prompt notice of any claim and such failure prejudices the Indemnifying Party's position or its ability to defend the claim, the Indemnifying Party's liability to the Indemnified Party shall be reduced by the amount, if any, demonstrated to be directly attributable to the failure to give such notice in a timely manner.

         9.3 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date such claim is made,
(a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

         9.4 Payment of Indemnification Obligation. All indemnification by NCCI, Avalon or a Shareholder hereunder shall be effected by payment by wire transfer or delivery of a cashier's or certified check in the amount of the indemnification liability. In no event shall any Shareholder be required to pay to NCCI in accordance with this Article 9 an aggregate amount greater than the amount of the cash received by such Shareholder hereunder from NCCI on the Closing Date.

                                   ARTICLE 10

                               GENERAL PROVISIONS

         10.1 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive the consummation of the Merger for a period of one (1) year. Notwithstanding the above, claims resulting from any breach of any representation or warranty concerning tax or Avalon Employee Benefit Plan matters shall expire one hundred twenty (120) days after the expiration of any applicable statute of limitations. Any litigation arising out of or attributable to a breach of any representation, warranty or covenant contained herein must be commenced within the applicable period described above. If not commenced within the applicable period, any such claim will thereafter conclusively be deemed to be waived regardless of when such claim is or should have been discovered.

         10.2 Effect of Due Diligence. No investigation by NCCI or Avalon into the business, operations and condition of the other shall diminish in any way the effect of any representations or warranties made by either party in this Agreement or shall relieve such party of any of its obligations under this Agreement.

         10.3 Specific Performance. NCCI and Avalon and the Shareholders understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of NCCI and Avalon and the Shareholders to consummate the Merger, that the Merger is a unique business opportunity for Avalon, NCCI and Merger Sub and the Shareholders and that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, Avalon, NCCI and Merger Sub and the Shareholders agree that NCCI and Merger Sub shall be entitled to obtain specific performance by Avalon and the Shareholders of every such covenant and undertaking contained herein to be performed by Avalon and the Shareholders and that Avalon and the Shareholders shall be entitled to obtain specific performance from NCCI and Merger Sub of each and every covenant and undertaking herein contained to be observed or performed by NCCI or Merger Sub.

         10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telex, telecopy, facsimile or overnight courier, or mailed by registered or certified mail (postage prepaid and return receipt requested), to the party to whom the same is so delivered, sent or mailed at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      if to NCCI or Merger Sub:

                          Nashville Country Club, Inc.
                          402 Heritage Plantation Way
                          Hickory Valley, Tennessee 38042
                          Attention: Thomas J. Weaver III
                          Telecopy:     (901) 764-6701
                          with a copy to:

                          Winstead Sechrest & Minick P.C.
                          5400 Renaissance Tower
                          1201 Elm Street
                          Dallas, Texas 75270
                          Attention:    Randall E. Roberts, Esq.
                          Telecopy:     (214) 745-5390

                 (b)      if to Avalon:

                          Avalon Entertainment Group, Inc.
                          1025 16th Avenue South
                          Nashville, Tennessee 37212
                          Attention: Marc W. Oswald
                          Telecopy:     (615) 320-1616

                          with a copy to:

                          Wyatt Tarrant & Combs
                          Suite 1500, 511 Union Street
                          Nashville, Tennessee 57219-1750
                          Attention: W. Michael Milom
                          Telecopy:     (615) 244-0020

                 (c)      if to the Shareholders:

                          c/o Thomas Miserendino
                          Avalon Entertainment Group, Inc.
                          17835 Ventura Boulevard, Suite 300
                          Encino, California 91316
                          Telecopy:     (818) 345-1829

                          with a copy to:

                          Wyatt Tarrant & Combs
                          Suite 1500, 511 Union Street
                          Nashville, Tennessee 57219-1750
                          Attention: W. Michael Milom
                          Telecopy:     (615) 244-0020

Notices delivered personally or by telex, telecopy or facsimile shall be deemed delivered as of actual receipt, mailed notices shall be deemed delivered three days after mailing and overnight courier notices shall be deemed delivered one day after the date of sending.

         10.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

         10.6 Severability. If any term, provision, covenant or Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under the Agreement.

         10.7 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) except for any confidentiality agreements executed in connection with the transactions contemplated hereby, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the Letter of Intent dated December 5, 1996, as superseded by that certain Letter of Intent dated January 29, 1997 among NCCI, the Shareholders and Avalon; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise, except that NCCI and Merger Sub may assign all or any portion of their rights under this Agreement to any wholly owned subsidiary but no such assignment shall relieve NCCI and Merger Sub of their obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation with or into which NCCI may be merged; and (d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Tennessee, without giving effect to the principles of conflict of laws thereof. Courts within the State of Tennessee will have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement. The parties consent to and agree to submit to the jurisdiction of such courts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         10.8 Material Adverse Breach. Breaches of representations, warranties and covenants by either party hereto which (a) individually results in damages to the other party in excess of $100,000 or (b) in the aggregate result in damages to the other party in excess of $200,000, shall constitute, for purposes of this Agreement, a "Material Adverse Breach."

         10.9 Limitation of Liability. Neither NCCI, Avalon, the Shareholders nor Merger Sub shall have any liability for breach of the representations, warranties and covenants made by them and contained in this Agreement unless such breach is a Material Adverse Breach.

         10.10   Counterparts.    This Agreement may be signed in any number of
counterparts with the same effect as if the signature to each such counterpart were upon the same instrument.

        [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

                                MERGER AGREEMENT

                                 Signature Page

         IN WITNESS WHEREOF, NCCI, Merger Sub, the Shareholders and Avalon have caused this Agreement to be executed on the date first written above by their respective officers duly authorized.



                                   NASHVILLE COUNTRY CLUB, INC.


                                   By: /s/ Thomas J. Weaver III
                                      -----------------------------------------
                                       Its: Chief Executive Officer & President
                                           ------------------------------------

                                   AVALON ACQUISITION CORP., INC.


                                   By: /s/ Thomas J. Weaver III
                                      -----------------------------------------
                                       Its: President
                                           ------------------------------------

                                   AVALON ENTERTAINMENT GROUP, INC.


                                   By: /s/ Greg M. Janese
                                      -----------------------------------------
                                       Its: President
                                           ------------------------------------


                                   /s/ Robert E. Geddes
                                   --------------------------------------------
                                   ROBERT E. GEDDES


                                   /s/ Greg M. Janese
                                   --------------------------------------------
                                   GREG M. JANESE


                                   /s/ Thomas Miserendino
                                   --------------------------------------------
                                   THOMAS MISERENDINO


                                   /s/ Brian F. Murphy
                                   --------------------------------------------
                                   BRIAN F. MURPHY


                                   /s/ Marc W. Oswald
                                   --------------------------------------------
                                   MARC W. OSWALD

                                  SCHEDULE 1.5

             ALLOCATION OF MERGER CONSIDERATION AMONG SHAREHOLDERS


                                 Common Stock             Cash                 Note
                                   Portion               Portion              Portion              Total
                                   -------               -------              -------              -----
Robert E. Geddes                  $  882,000              $105,000           $  633,000          $1,620,000

Greg M. Janese                     1,080,000               100,000              620,000           1,800,000

Thomas Miserendino                   216,000                20,000              124,000             360,000

Brian F. Murphy                    1,062,000                75,000              483,000           1,620,000

Marc W. Oswald                     1,080,000               100,000              620,000           1,800,000
                                  ----------              --------           ----------          ----------
                                  $4,320,000              $400,000           $2,480,000          $7,200,000





SCHEDULE 1.5 - Solo Page

                                    ANNEX I

                           LIST OF NCCI SEC DOCUMENTS


1. Amendment No. 1 to Registration Statement on Form SB-2 filed on February 14, 1996
2.       Form 8-K filed on February 14, 1996
3.       Registration Statement on Form 8-A filed on March 14, 1996
4.       Amendment No. 2 to Registration Statement on Form SB-2 filed on March
         15, 1996
5.       Amendment No. 3 to Registration Statement on Form SB-2 filed on April
         15, 1996
6.       Amendment No. 4 to Registration Statement on Form SB-2 filed on April
         18, 1996
7.       Final Prospectus dated April 23, 1996
8.       Form 10-KSB filed on March 29, 1996
9.       Form 8-K filed on May 15, 1996
10.      Form 10-QSB filed on May 15, 1996
11.      Form 8-K filed on May 16, 1996
12.      Form 8-K/A filed on May 29, 1996
13.      Form 10-QSB/A filed on June 26, 1996
14.      Form 10-QSB filed on August 14, 1996
15.      Definitive Proxy Statement filed on September 4, 1996
16.      Form 8-K filed on September 6, 1996
17.      Form 8-K/A filed on September 19, 1996
18.      Form 10-QSB filed on November 14, 1996
19.      Form 10-KSB filed on April 14, 1997





ANNEX I - Solo Page

                                    ANNEX II

                SHAREHOLDERS OF AVALON ENTERTAINMENT GROUP, INC.

                                                                 Number of      Certificate(s)
              Name                     Address                    Shares            Number           Date
              ----                     -------                    ------            ------           ----
Robert E. Geddes             17835 Ventura Boulevard                266-2/3           10            2/28/92
                             Suite 300
                             Encino, CA 91316

Marc W. Oswald               1025 16th Avenue South                 333-1/3         5 (200)         8/15/89
                             Nashville, TN 37212                                  7 (133-1/3)       2/28/92

Thomas Miserendino           17835 Ventura Boulevard                66-2/3            11            2/28/92
                             Suite 300
                             Encino, CA 91316

Greg M. Janese               1025 16th Avenue South                 333-1/3         4 (200)         8/15/89
                             Nashville, TN 37212                                  8 (133-1/3)       2/28/92

Brian F. Murphy              17835 Ventura Boulevard                333-1/3            9            2/28/92
                             Suite 300
                             Encino, CA 91316





ANNEX II - Solo Page